           COVER
                 SECURITIES AND EXCHANGE COMMISSION
                           Form S-3
  Registration Statement under The Securities Act of 1933

                     OUTBACK STEAKHOUSE, INC.
   (Exact name of registrant as specified in its charter)

                           Delaware
        (State or other jurisdiction of incorporation
                       or organization)

                         59-3061413
          (I.R.S. Employer Identification No.)

            550 North Reo Street, Suite 200
      Tampa, Florida 33609, Telephone:  (813) 282-1225
    (Address, including zip code, and telephone number,
          including area code, of registrant's
             principal executive offices)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

If this Form is filed to register additional securities
for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list
the Securities Act registration statement number of the
earlier effective registration statement for the same
offering.  ___     _____________

If this Form is a post-effective amendment filed pursuant
to Rule 462(c) under the Securities Act, check the
following box and list the Securities Act registration
statement number of the earlier effective registration
statement for the same offering.  ___     _____________

If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.
___

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




              CALCULATION OF REGISTRATION FEE

                                                Proposed        Proposed
                                                Maximum         Maximum
Title of Each Class             Amount to be    Offering Price  Aggregate       Amount of
To be Registered                Registered      Per Share<F1>   Ofering Price   Registration Fee

Common Stock, par value $.01    144,539         $24.9375        $3,604,441      $1,243



<F1>  Estimated pursuant to Rule 457(c) solely for the
purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices on January
13, 1997, of the Registrant's Common Stock as reported on the NASDAQ National Market System.


                           RED HERRING

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                              Subject to completion
                                   January 15, 1997

               OUTBACK STEAKHOUSE, INC.

                     144,539 Shares
              Common Stock, $.01 par value

     This Prospectus relates to shares of Common Stock of Outback Steakhouse, Inc. (the "Company") which may be offered for sale from time to time for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." Shares may be offered until _____ ___, 1997 [45 days after the date of the Prospectus] for the account of the Selling Stockholders. See "The Offering." The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "OSSI." On January ___, 1997, the last reported sale price of the Common Stock was $______ per share.

                         _______________________


     The distribution of shares of Common Stock by the Selling
Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ National Market System, or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     All expenses of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay (i) any Selling Stockholder's underwriting discounts or selling commissions, or (ii) fees and expenses of any Selling Stockholder's counsel.

     See "Risk Factors" at Page 4 for a discussion of certain risk factors that should be considered by prospective investors.

                   ______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is [January ___], 1997.

              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock.

                INCORPORATION OF
          CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and.

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be deemed to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Outback Steakhouse, Inc., 550 North Reo Street, Suite 200, Tampa, Florida 33609, Attention: Robert S. Merritt, Sr. Vice President, Telephone (813) 282-1225.

     Outback Steakhouse(R) is a registered service mark and Bloomin' Onion(R) is a registered trademark of Outback Steakhouse, Inc.

                  THE OFFERING

     Up to 144,539 shares may be offered from time to time until _________, 1997 [45 days after the date of this Prospectus] for the account of the Selling Stockholders. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares covered by this Prospectus. The Company's Common Stock is traded in the NASDAQ National Market System under the symbol "OSSI."

                    THE COMPANY

     The Company's Outback Steakhouse(R) restaurant system included 372 full-service restaurants, 55 of which are franchised to unaffiliated franchisees, at December 31, 1996. The restaurants serve dinner only and feature a limited menu of high quality, uniquely seasoned steaks, rack of lamb, prime rib, chops, ribs, chicken, fish, and pasta. The restaurants also offer specialty appetizers, including the signature "Bloomin' Onion(R)," desserts and full liquor service. The Company believes that it differentiates its restaurants by:

     * emphasizing consistently high quality ingredients and preparation of a limited number of menu items that appeal to a broad array of tastes;

     *  featuring generous portions at moderate prices;

     * attracting a diverse mix of customers through a casual dining atmosphere emphasizing highly attentive service;

     * hiring and retaining experienced restaurant management by providing general managers the opportunity to purchase a 10% interest in the restaurants they manage; and

     * limiting service to dinner (generally from 4:30 p.m. to 11:00 p.m.), which reduces the hours of restaurant management and employees.

     In April 1993, the Company purchased a 50% interest in the cash flows of two Carrabba's Italian Grill(R) restaurants located in Houston, Texas (the "Original Restaurants"), and entered into a 50-50 joint venture with the founders of Carrabba's(R) to develop additional Carrabba's Italian Grill(R) restaurants. In January 1995, the Company and the Carrabba's(R) founders reached an agreement to reorganize the Carrabba's(R) concept. Under the terms of the agreement, the founders obtained sole ownership of the Original Restaurants, and the Company obtained sole ownership of the Carrabba's(R) concept and the four restaurants in Florida. The original 50-50 joint venture will continue to develop restaurants in the State of Texas. The Company has sole ownership of restaurants outside of Texas, will continue to develop Carrabba's Italian Grills outside of Texas as Company-owned restaurants, and will pay royalties to the founders ranging from 1.0% to 1.5% of sales of Carrabba's(R) restaurants opened after 1994.

     As of December 31, 1996, the Company's Carrabba's Italian Grill(R) concept included 48 full-service restaurants, eleven of which were owned by the joint venture. The restaurants have a casual atmosphere, serve dinner only, and feature a limited menu of high quality classic and specialty Italian-themed chicken, fish, seafood, veal, steak, pasta, and pizza entrees. The restaurants also offer appetizers, desserts, and full liquor service.

     The Company was incorporated in October 1987, as Multi-Venture Partners, Inc., a Florida corporation. In January 1990, the Company changed its name to Outback Steakhouse, Inc., and in April 1991, the Company changed its name to Outback Steakhouse of Florida, Inc. ("Outback Florida"). Outback Steakhouse, Inc., a Delaware corporation ("Outback Delaware"), was formed in April 1991, as part of a corporate reorganization completed in June 1991, in connection with the Company's initial public offering. As a result, Outback Delaware became a holding company for Outback Florida. Unless the context requires otherwise, references to the "Company" or "Outback" mean Outback Delaware, its wholly owned subsidiaries Outback Florida and Carrabba's Italian Grill, Inc., and each of the limited partnerships and joint ventures controlled by the Company. The Company's principal executive offices are located at 550 North Reo Street, Suite 200, Tampa, Florida 33609. The Company's telephone number is (813) 282-1225.

                      RISK FACTORS

     Prospective purchasers should carefully consider the following information in addition to the other information contained in this Prospectus in evaluating an investment in the Common Stock.

Growth Strategy

     The Company has experienced substantial growth and expects to maintain a rapid pace of development by opening 70 to 75 Outback Steakhouse(R) restaurants and 20 to 25 Carrabba's Italian Grill(R) restaurants in 1997. The Company's ability to achieve this restaurant opening schedule will depend on a number of factors, including the availability of suitable locations, the ability to hire and train skilled management personnel, the availability of adequate financing, and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company will be able to continue to open all its planned new restaurants or that, if opened, those restaurants can be operated profitably or as profitably as the Company's existing restaurants. Moreover, the opening of additional restaurants in the same market areas could have the effect of attracting customers from existing restaurants located in that area. To date, the Company has not experienced the same level of success in the development of the Carrabba's(R) restaurant concept as it has experienced in the development of the Outback Steakhouse(R) restaurant concept.

Competition

     The restaurant industry is intensely competitive with respect to price, service, location, and food quality, and there are many well-established competitors with substantially greater financial and other resources than the Company. Recently there has been increasing competition developing in the mid-price, full-service, casual dining segment in which the Company's restaurants operate.
A number of these companies operate steakhouses and have announced their intention to expand rapidly, including into markets in which the Company's restaurants are located. Some of the Company's competitors have been in existence for a substantially longer period than the Company and may be better established in the markets where the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of experienced management and hourly employees may adversely affect the restaurant industry in general and the Company's restaurants in particular.

Dependence on Management

     The success of the Company's business will continue to be highly dependent upon Messrs. Sullivan, Basham, and Gannon. The loss of the services of one or more of them could have a materially adverse effect upon the Company's business and development. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel.

Government Regulation

     The restaurant business is subject to extensive state and local government regulation, including those relating to the sale of food and alcoholic beverages. Failure to comply with licensing and other regulations would adversely affect restaurant operations. Restaurant operating costs are adversely affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes, and mandated benefit programs, such as health insurance, and similar matters over which the Company has no control.

                  USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares offered hereby.

             DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company's Certificate of Incorporation (the "Certificate") authorizes 100,000,000 shares of Common Stock, $0.01 par value per share, of which 48,008,688 shares were issued and outstanding as of December 31, 1996, and approximately 4,848,187 were reserved for issuance to approximately 356 current and former employees, six nonemployee directors, and two consultants upon exercise of outstanding stock options. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. The Board of Directors presently consists of twelve members divided into three classes. The directors of the class elected at each annual meeting of stockholders hold office for a term of three years. Holders of Common Stock are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All currently outstanding Common Stock of the Company is duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

     The Certificate authorizes 2,000,000 shares of Preferred Stock, $0.01 par value, none of which were outstanding as of December 31, 1996. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of such series to the full extent now or hereafter permitted by Delaware law. The Company has no present intention to issue Preferred Stock.

Anti-Takeover Provisions

     Management of the Company currently owns or has the right to acquire approximately 22.03% of the outstanding Common Stock. The provisions regarding the division of the Board of Directors into classes and the ability of the Board of Directors to issue Preferred Stock as described above may make it more difficult for, and may discourage other persons or companies from making a tender offer for, or attempting to acquire, substantial amounts of the Company's Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Stock which often result from actual or rumored takeover attempts.

Registrar and Transfer Agent

     The registrar and transfer agent for the Company's Common
Stock is Bank of New York, New York, New York.

               SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock and make it more difficult for the Company to sell equity securities in the future at times and prices which it deems appropriate.

     As of December 31, 1996, 48,008,688 shares of Common Stock were issued and outstanding, of which 31,959,571 shares will be freely tradeable (assuming all of the 144,539 shares offered hereby are sold to nonaffiliates) without restriction or further registration under the Securities Act. The 16,049,117 remaining shares (the "Restricted Shares") may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act, and then only in compliance with the volume and manner of sale limitations of Rule 144. Approximately 12,481,788 Restricted Shares owned by affiliates and others currently are eligible for sale under Rule
144. Of the 3,567,329 remaining Restricted Shares, approximately 186,963 Restricted Shares will be eligible for sale under Rule 144 in 1997; and approximately 3,380,366 Restricted Shares will be eligible for sale under Rule 144 in 1998 (assuming the 144,539 shares of which that are registered hereunder are sold pursuant to this Prospectus).

     In general, under Rule 144 a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least two years shares privately acquired directly or indirectly from the Company or from an "affiliate" of the Company, and persons who are affiliates of the Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock (approximately 480,087 shares at December 31, 1996) or the average weekly trading volume in the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder (or stockholders whose shares are aggregated) who has not been an affiliate of the Company for at least 90 days and who has beneficially owned his Restricted Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.

                SELLING STOCKHOLDERS

     On April 19, 1996, the Company issued 458,200 shares of Common Stock to the former shareholders of Brenica Restaurant Group, Inc. ("Brenica"), which served as sole general partner of a limited partnership (the "Master LP") which served as sole general partner of five limited partnerships (the "Brenica Limited Partnerships"), and to the former shareholders of First Four Group, Inc. ("First Four") which served as the sole limited partner of the Master LP. The Brenica Limited Partnerships owned and operated five Outback Steakhouse(R) franchised restaurants (the "Brenica Restaurants") located in Missouri and Illinois. The shares were issued in connection with the merger of Brenica and First Four into the Company. Under the terms of the Brenica/First Four Agreement and Plan of Reorganization, the Company agreed to file a registration statement under the Securities Act to cover the sale of up to 144,539 of the shares issued to the Brenica/First Four shareholders, and to keep such registration statement effective for a period not to exceed 45 days from the date of this Prospectus. Accordingly, 144,539 shares of Common Stock covered by this Prospectus are being offered for sale by Brenica/First Four shareholders.

     The number of shares being offered by the Selling Stockholders are governed by the preexisting agreements between the Selling Stockholders and the Company described above. The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1996, and as adjusted to reflect the assumed sale of all of the shares offered hereby by the Selling Stockholder.

                                   Shares Beneficially    Number of    Shares Beneficially
                                   Owned Prior            Shares       Owned After
                                   to the Offering        Being        the Offering <F1>
                                   Number    Percent      Offered      Number    Percent
Bachelor, Eric P.                  286,285   *            101,571      184,714   *
Campbell, Laura Gorman               7,406   *              1,852        5,554   *
Delucia, Claude <F2>                41,868   *              1,155       40,713   *
Doerr, Hubert R.                     3,463   *              1,154        2,309   *
Fowler, Carol                        1,732   *                577        1,155   *
Gilbreath, Robert W. <F3>           31,168   *             10,389       20,779   *
Gorman, Dewey R.                     7,497   *              1,849        5,648   *
Gorman, L. D.                       10,397   *              1,839        8,558   *
Heick, Carl W. III                   2,309   *                577        1,732   *
Holloway, David P. and Henrida P.    7,848   *              2,309        5,539   *
Hummel, Dennis J. and Judith Ann     2,309   *                577        1,732   *
Kingsbury, Alan J.                   1,734   *                577        1,157   *
Kingsbury, James M.                  1,732   *                577        1,155   *
Novello, Benjamin P. <F4>           40,895   *              1,154       39,741   *
Pittino, Richard A.                 22,200   *              5,550       16,650   *
Rice, Brent W.                      22,200   *              5,550       16,650   *
Williamson, Gregory L. <F5>         22,377   *              5,550       16,827   *
Wrasman, Thomas J.                   5,194   *              1,732        3,462   *

     Total Shares Offered                                 144,539

*Less than 1%.

[TEST]

<F1>  The named stockholder has sole voting and
investment power with respect to the shares shown as being beneficially owned by it, except as otherwise indicated.

<F2>  Mr. Delucia is employed by the Company as a general
manager of an Outback Steakhouse restaurant located in Miami, Florida, and has an ownership interest in that restaurant.

<F3>  Mr. Gilbreath is employed by the Company as an
Operations Director and oversees the operations of the former Brenica Restaurants, and receives a management fee for supervising the operations of these restaurants. In addition, Mr. Gilbreath will develop new Company-owned
Outback Steakhouse restaurants in the Missouri and Illinois area, and will have an ownership interest in the newly developed restaurants.

<F4>  Mr. Novello is employed by the Company as an
Operations Director and overseas the operation of several restaurants in the South Florida area. In addition, Mr.
Novello has an ownership interest in new restaurants developed in his area.

<F5>  Includes 1,377 shares owned by Williamson
Investments, Ltd. of which Mr. Williamson serves as sole general partner.



                     PLAN OF DISTRIBUTION

     The distribution of the shares of Common Stock by a Selling
Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, or on the NASDAQ National Market System (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from a Selling
Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A Selling Stockholder also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker & Hostetler, LLP, Cleveland, Ohio.

                   EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's annual report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


     No dealer, salesman, or other
person has been authorized to give
any information or to make any
representations other than those           OUTBACK STEAKHOUSE, INC.
contained in this Prospectus, and,
if given or made, such information
or representations must not be relied          144,539 Shares
upon as having been so authorized.
This Prospectus does not constitute an          Common Stock
offer to sell or a solicitation of an
offer to buy such securities in any
jurisdiction to any person to whom it
is unlawful to make such an offer or
solicitation in such jurisdiction.
Neither the delivery of this Prospectus
nor any sale hereunder shall, under any           PROSPECTUS
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
hereof or that the information                  [January ___, 1997]
contained herein is correct as of any
time subsequent to its date.

          TABLE OF CONTENTS

                              Page

Available Information          2
Incorporation of Certain
  Documents by Reference       3
The Offering                   3
The Company                    3
Risk Factors                   4
Use of Proceeds                5
Description of Capital
  Stock                        5
Shares Eligible for
  Future Sale                  5
Selling Stockholders           6
Plan of Distribution           7
Legal Matters                  8
Experts                        8

                           PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates. The Selling Stockholders will pay any transfer and sales taxes on the shares sold by them in this filing and the fees and expenses of its own counsel.

SEC registration fee                              $1,254
Accounting fees and expenses                         500*
Legal fees and expenses                              500*
Blue Sky fees and expenses (including counsel fees)    0*
Printing expenses                                      0*
Transfer agent's and registrar's fees and expenses   200*
Miscellaneous expenses                               200*

     Total                                        $2,654*

*Estimated.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of
Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

     References are made to Article VI of the Registrant's Bylaws, a copy of which is incorporated herein by reference as Exhibit 3.2, which provide for indemnification of officers and directors of the Registrant to the full extent authorized by the aforesaid section of the General Corporation Law of the State of Delaware. Section 9 of Article VI of the Bylaws also authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such article or Delaware law.

     Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Reference is made to Article Eighth of the Registrant's Certificate of Incorporation, as amended, a copy of which is incorporated herein by reference as Exhibit 3.1, which limits a director's liability in accordance with the aforesaid section of the General Corporation Law of the State of Delaware.

     The Registrant has entered into Indemnification Agreements with its executive officers and directors, a form of which is incorporated herein by reference as Exhibit 4.2. These Indemnification Agreements provide that the executive officers and directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnity will be provided to any director or officer under these agreements on account of conduct which is finally adjudged to be knowingly fraudulent or deliberately dishonest or willful misconduct. In addition, no indemnification will be provided if there is a final adjudication that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory law, or on account of any compensation paid to a director or officer which is adjudicated to have been in violation of law, and in certain other circumstances.

     The agreements bind the Company to provide indemnification to directors and officers whether or not the Company maintains directors' and officers' liability insurance coverage and regardless of any future changes in the Bylaws, although the agreements require the Company to use reasonable efforts to obtain and maintain such insurance. The protection to be afforded directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the Bylaws. Under the agreements, unlimited indemnification is provided in respect of judgments and amounts paid in settlement of derivative actions, while under the Bylaws, indemnity in derivative actions is limited to expenses of the directors or officers and is provided only if the director or officer is successful on the merits. Moreover, under the Bylaws, indemnity generally is permitted only if an individual determination is made that the person claiming indemnity has met certain specified standards of conduct. This same requirement is not contained in the contracts.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.     Exhibits and Financial Statement Schedules.


Exhibit
Number     Description

2.1 Agreement and Plan of Reorganization, dated February 2, 1996, among Outback Steakhouse, Inc., Outback Steakhouse of
      Florida, Inc., Eric P. Bachelor, Brenica Restaurant Group,
      Inc., First Four Group, Inc., and various partnerships (filed as Exhibit 2.5 to the Registrant's Registration Statement on
      Form S-1, No. 333-4674, and incorporated herein by reference)

4.1 Specimen Stock Certificate (included as an exhibit to the Registrant's Registration Statement on Form S-1, No.
      33-40255, and incorporated herein by reference)

4.2   Form of Indemnification Agreement with officers and directors
      (included as an exhibit to the Registrant's Registration
      Statement on Form S-1, No. 33-40255, and incorporated herein by reference)

5 Opinion of Baker & Hostetler, LLP as to the legality of the shares of Common Stock being registered (filed herewith)

23.1 Consent of Baker & Hostetler, LLP (contained in its opinion filed herewith as Exhibit 5 and incorporated herein by reference)

23.2  Consent of Deloitte & Touche LLP (filed herewith)

24.1  Power of Attorney (found in Part II on Page II-5)


24.2  Certified Resolutions of the Board of Directors authorizing
      Power of Attorney (filed herewith)

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section
13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained H in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 13th day of January, 1997.


                                   OUTBACK STEAKHOUSE, INC.

                                   By:/s/ Chris T. Sullivan
                                      Chris T. Sullivan, Chairman

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris T. Sullivan, Robert Merritt and Joseph J. Kadow, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their orhis substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     Signature                   Title                        Date

/s/ Chris T. Sullivan    Chairman, Chief Executive       January 13, 1997
Chris T. Sullivan        Officer, and Director
                         (Principal Executive Officer)

/s/ Robert S. Merritt    Senior Vice President, Chief    January 13, 1997
Robert S. Merritt        Financial Officer, Treasurer,
                         Assistant Secretary, and
                         Director (Principal Financial
                         Officer and Principal
                         Accounting Officer)

/s/ Robert D. Basham     President, Chief Operating      January 13, 1997
Robert D. Basham         Officer, and Director

<PAGE II-6>

/s/ J. Timothy Gannon    Senior Vice President and       January 13, 1997
J. Timothy Gannon        Director

/s/ Edward L. Flom       Director                        January 13, 1997
Edward L. Flom

/s/ John A. Brabson, Jr. Director                        January 13, 1997
John A. Brabson, Jr.

/s/ Charles H. Bridges   Director                        January 13, 1997
Charles H. Bridges

/s/ W. R. Carey, Jr.     Director                        January 13, 1997
W. R. Carey, Jr.

/s/ Lee Roy Selmon       Director                        January 13, 1997
Lee Roy Selmon

/s/ Nancy Schneid        Director and Vice               January 13, 1997
Nancy Schneid            President--Marketing
                         (Outback Steakhouse of
                         Florida, Inc.)

/s/ Debbi Fields         Director                        January 13, 1997
Debbi Fields
